COMPANY CONTACT: Doug Atkinson Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Announces Retirement of CFO

Houston, TX – August 9, 2016 – Swift Energy Company announced today that Alton D. Heckaman, Jr., Executive Vice President and Chief Financial Officer, is retiring and has agreed to assist the Company transition his duties over the next several months. The Company will immediately begin a search for a new Chief Financial Officer and plans to fill the role prior to Mr. Heckaman’s exit.

Mr. Heckaman commented, “It has been a privilege to be a part of one of the leading teams in the oil and gas industry. I am looking forward to taking a step back for a little while from day to day management to enjoy more time with family and friends. I will miss my Swift Energy family after I retire; however, I will remain a loyal shareholder of the Company, which I know will have a very bright future.”

Terry E. Swift, Chief Executive Officer, commented, “I’d like to thank Alton for his 34 years of dedicated service and for the significant contributions he made to Swift Energy. He leaves behind a strong team of accounting, finance, human resources and IT personnel and we wish him the best on his well-deserved retirement. Alton has been an excellent executive to the Company and, more importantly, he is an even better person.”

Pete Kirchof, acting Chairman of the Board, added, “Alton has played a central role in a number of recent initiatives that have helped position Swift Energy for the future. This includes helping navigate the Company through a quick and successful restructuring as well as many post emergence initiatives, including the implementation of fresh start accounting. He will be missed.”

About Alton Heckaman
Alton Heckaman has been in various finance and accounting leadership roles at Swift Energy since 1982, when he started his career as a Manager of Accounting. Other roles included Controller, Assistant Vice President of Finance, and Vice President of Finance.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.